Exhibit 10.27

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and is effective as of May 5 2025, (the “Effective Date”) by and between Spectral AI, Inc., a company incorporated under the laws of the State of Delaware with its principal place of business at 2515 McKinney Ave Suite #1000. Dallas, TX, 75201 (“Licensor”), and SIM Tech Licensing LLC, a Texas limited liability company, having its principal place of business at 78 SW 7th Street, Suite 500, Miami, FL 33130 (“Licensee”). Each of Licensor and Licensee may be referred to as a “Party” and together the “Parties”.

WHEREAS, Licensor owns the Licensed Patents (as defined below);

WHEREAS, Licensee desires to license the Licensed Patents within the Field of Use and Licensor agrees to license to Licensee the Licensed Patents within the Field of Use, pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the above premises and mutual covenants hereinafter contained, the Parties agree as follows:

1. DEFINITIONS

1.1. Affiliate” means, with respect to any entity, any other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such entity. For purposes of this definition, “control” means the power to direct the affairs of such entity by reason of ownership of securities, by contract, or otherwise. Without limiting the preceding sentence, a Person owning directly or indirectly fifty percent (50%) or more of the voting securities of an entity shall be deemed to control such entity. For avoidance of doubt, an entity (a) may become an Affiliate after the Effective Date and (b) shall remain an Affiliate only as long as the foregoing definition is satisfied.

1.2. Field of Use” means any and all fields of use, except and excluding healthcare, medical diagnostics and any medical device fields.

1.3. Gross Sales Consideration” means, with respect to any Licensed Product, the gross amounts invoiced by Licensee and its Affiliates and Sublicensees for sales of such Licensed Product in the Field of Use to unaffiliated Third Parties, including to distributors, less the following deductions provided to unaffiliated entities and actually allowed and taken:

(a) trade, quantity or cash discounts, charge-back payments, allowances or rebates actually taken and allowed, including promotional or similar discounts or rebates and discounts or rebates to wholesalers or other distributors, national, state/provincial, local, and other governments, their agencies and purchasers and reimbursors, or to trade customers;

(b) credits or allowances given or made with respect to Licensed Products by reason of rejection, defects, recalls, returns, rebates, retroactive price reductions, and a reasonable allowance for bad debt;

(c) any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof;

(d) any charges for freight, postage, shipping or transportation, or for insurance, in each case to the extent borne by the seller; and

Notwithstanding the foregoing, amounts received or invoiced by Licensee or its Affiliates or Sublicensees for the sale of Licensed Products among Licensee and its Affiliates and Sublicensees shall not be included in the computation of Gross Sales Consideration hereunder. Gross Sales Consideration shall be accounted for in accordance the selling party’s standard practices in the relevant country in the Territory.

1.4. Licensed Product” means any product, product line, service, device, system, and any component and any combination of the foregoing, which are made, used, imported, exported, distributed, sold, offered for sale by Licensee, its Affiliates and/or any Sublicensee or Affiliates thereof, the development, manufacture, use, importation, exportation, distribution, sale or offer for sale of which would constitute, but for the licenses granted pursuant to this Agreement, an infringement of a Valid Claim of a Licensed Patent.

1.5. Licensed Patents” means (i) the patent applications and issued patents set forth in Exhibit A attached hereto; (ii) all divisional, continuation, and continuation-in-part applications, as well as any reissues, reexaminations, renewals, extensions, supplementary protection certificates, and any other forms of post-grant modifications or extensions of the patents listed in subsection (i), whether issued or pending, in the United States or any foreign jurisdiction; all to the extent owned or controlled by Licensor and (iii) no other patents, applications, or rights. For the avoidance of doubt, “Licensed Patents” expressly excludes any patents or patent applications owned or controlled, directly or indirectly, by any Affiliate of Licensor, unless such patents and patent applications are listed on Exhibit A. The Licensed Patents may include any additional patents as the parties may mutually agree to include as a Licensed Patent in the future.

1.6. Person” means any natural person, corporation, limited liability company, partnership (general or limited), joint venture, trust, unincorporated association, governmental authority, or other legal entity of any kind.

1.7. Sublicense” shall mean any grant by the Licensee of any of the rights granted under this Agreement or any part thereof, including any option covenant-not-to-sue or any release, including any option to obtain such rights, and including the right to develop, manufacture, market, sell or distribute the Licensed Products, for which grant the recipient of the Sublicense is required to pay any consideration or benefit of any kind.

1.8. Sublicense Agreement” shall mean any contract or agreement entered into by Licensee, or its Affiliates, pursuant to which Licensor grants a Sublicense.

1.9. Sublicense Consideration” shall mean any proceeds or consideration or benefit of any kind whatsoever, whether monetary or otherwise, that the Licensee may receive from a Sublicensee as a direct or indirect result of the grant of a Sublicense or an option for a Sublicense or pursuant thereto.

1.10. Territory” means worldwide.

1.11. Third Party” means any Person other than a Party to this Agreement or its Affiliates.

1.12. Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has been pending for up to four (4) years from the filing date of such application and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2. GRANT

2.1 License. Licensor hereby grants to Licensee a perpetual, worldwide, non-exclusive, non-transferable, assignable (subject to the terms and conditions set forth in Article 12), sublicensable license under the Licensed Patents to make, have made, use, import, distribute, sell and have sold and otherwise exploit in any manner the Licensed Products in the Territory during the term of this Agreement. Such non-exclusive license to Licensee shall include the right to bring any claim, sue, counterclaim, and recover for past, present and future infringement of the Licensed Patents in the Field of Use..

2.2 Subcontractors. Licensee may engage one or more subcontractors in connection with performance of the activities under this Agreement. The performance of any obligations of Licensee by a subcontractor will not diminish, reduce or eliminate any obligation of Licensee under this Agreement, and Licensee remains liable for the prompt payment and performance of all of its obligations under this Agreement.

2.3 No Implied Rights or Licenses. Neither Party grants to the other Party any rights or licenses in or to any Licensed Patent or other intellectual property right, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this Agreement.

3. SUBLICENSES

3.1. Licensor grants to Licensee the non-exclusive right to grant Sublicenses to the Licensed Patents within the Field of Use, provided that such Sublicenses (a) are granted on arms-length terms and (b) are pursuant to written agreements between Licensee and any applicable Sublicensee and (c) do not exceed the scope of the rights granted to Licensee under this Agreement.

3.2. Within thirty (30) days after execution thereof, Licensee shall provide Licensor with a copy of each Sublicense Agreement granted hereunder, provided that such Sublicense Agreement may be redacted by Licensee with respect to confidential information or information that is not necessary for Licensor to verify compliance with this Agreement. Licensee shall thereafter be responsible for collecting all payments due under such Sublicense Agreement.

3.3. In the event of termination of this Agreement, any Sublicense Agreement that has been granted shall terminate to the extent that the license granted to Licensee in this Agreement is terminated; provided, however that, for each Sublicense granted in accordance with the provisions of Sections 3.1 of this Agreement, if the Sublicensee is not then in breach of its Sublicense Agreement such that the Licensee would have the right to terminate such Sublicense Agreement, Licensee shall assign all of its rights under such Sublicense Agreement to Licensor, and Licensor shall be obligated to assume pursuant to such assignment all obligations of Licensee under the Sublicense Agreement, provided however that Licensor shall not be obligated to assume any obligations of Licensee under the Sublicense Agreement that would impose any obligations on Licensor in excess of its obligations under this Agreement.

4. ROYALTIES AND SUBLICENSE CONSIDERATION.

4.1. Royalties. Licensee shall pay to Licensor a royalty in the amount of five (5%) percent of Gross Sales Consideration.

4.2. Sublicense Fees. Licensee shall pay to Licensor fees in the amount of fifty (50%) of all Sublicense Consideration.

4.3. Third Party Intellectual Property. Licensee may deduct from any payments payable to Licensor under Section 4.1 (Royalties), fifty (50%) percent of all consideration paid by Licensee or its Affiliates or Sublicensees for any intellectual property rights owned or otherwise controlled by a Third Party that are required for the exploitation of Licensed Products. Under no circumstances shall the payments payable to Licensor under Section 4.1 be reduced by more than fifty percent (50%) as a result of the reductions specified in this Section 4.3. Licensee may carry forward to subsequent payments any deductions that it was not able to take, whether as a result of the foregoing limitations in this Section 4.3 or due to the insufficiency of the amount of the payment payable to Licensor.

5. ENFORCEMENT AND MONETIZATION.

5.1 Notification. If either Party obtains knowledge of any infringement, anywhere in the world, of any Licensed Patents in the Field of Use (a “Product Infringement”), such Party shall promptly notify the other Party in writing to that effect.

5.2 Enforcement Rights. Licensee shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, such Product Infringement, at Licensee’s cost and expense. If Licensee does not, within one hundred twenty (120) days after its receipt or delivery of notice under Section 6.3(a), commence a suit to enforce the applicable Patents, take other action to terminate such Product Infringement or initiate a defense against such Product Infringement, then upon Licensee’s prior written consent, which shall not be unreasonably withheld or delayed, Licensor shall have the right, but not the obligation, to commence such a suit or take such an action or defend against such Product Infringement in the Territory at its own cost and expense. In such event, Licensee shall take appropriate actions in order to enable Licensor to commence a suit or take the actions set forth in the preceding sentence. Neither Party shall settle any such suit or action in any manner that would negatively impact the Licensed Patents or that would limit or restrict the ability to sell Licensed Products anywhere in the Territory without the prior written consent of such other Party. The other Party shall have the right, at its own expense, to participate in any such suit with counsel of its own choice.

5.3 Cooperation. Each Party shall reasonably cooperate with and provide assistance to the Party enforcing any such rights under this Article 5 at such enforcing Party’s request and expense. Licensor further agrees to join, at Licensee’s expense, any such action brought by Licensee under this Article 5 as a party plaintiff if such joinder is required by applicable Law for Licensee to pursue such action. The enforcing Party under this Article 5 shall keep the other Party reasonably informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts, provided that the enforcing Party shall have the right to make the final decision regarding the enforcement action.

5.4 Expenses and Recoveries. The Party bringing or defending a claim, suit or action under this Article 5 shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: (i) if Licensee is the enforcing or defending Party, the remaining amounts will be included in the definition of Sublicense Consideration, and subject to the payment of fees pursuant to Section 4.2 (Sublicense Fees) of this Agreement, and (ii) if Licensor is the enforcing or defending Party, the remaining amounts will be shared equally by Licensor and by Licensee.

5.5 Enforcement of Licensee Patents. For clarity, Licensor has no rights in any patents or other intellectual property rights of Licensee other than the Licensed Patents or as may otherwise be agreed in writing between the Parties. As such, as between the Parties, Licensee shall have the sole right, but not the obligation, to bring an appropriate suit or other action to the extent against any person or entity allegedly infringing any patents or other intellectual property rights owned or controlled by Licensee and to defend against any declaratory judgment action against any such patents or other intellectual property rights, and to retain any and all amounts awarded in any such action or proceeding.

5.6 Information. Licensee shall provide Licensor with copies of all pleadings, filings, correspondence, and any other material documents related to any enforcement, litigation, licensing, or other monetization efforts concerning the Licensed Patents. Such documents shall be provided to Licensor promptly upon their filing or submission, and in any event, no later than 30 days from such filing or submission. In addition, a designated senior executive of Licensee and a representative of Licensor shall meet on a quarterly basis to review and discuss the status of all enforcement and monetization activities related to the Licensed Patents. These meetings shall include, but not be limited to, updates on ongoing litigation, licensing negotiations, settlements, and any material developments affecting the value or enforceability of the Licensed Patents.

5.7 No Warranty. Licensee makes no representations, warranties, or guarantees, express or implied, regarding the success, feasibility, or likelihood of achieving any specific outcomes in connection with the monetization, licensing, enforcement, or commercialization of the Licensed Patents and Licensed Products. Licensee expressly disclaims any obligation to secure any agreements, generate any revenue, or achieve any financial or strategic milestones through its efforts. Furthermore, Licensor acknowledges and agrees that Licensee’s activities relating to the Licensed Patents, including but not limited to litigation, licensing negotiations, and commercial engagements, are subject to various legal, regulatory, market, and strategic considerations that may impact the outcome of such efforts. Accordingly, Licensor shall have no claims against Licensee based solely on the absence of successful monetization, licensing, or commercialization of the Licensed Patents.

6. PAYMENT, RECORDS, AUDITS.

6.1 Payments. All amounts payable to Licensor under this Agreement shall be paid in Dollars by check or by wire transfer to a bank account specified in writing by Licensor.

6.2 Reports.

(a)	Development Reports. Within ninety (90) days from the conclusion of each calendar quarter, Licensee shall report to Licensor in its progress and payment report the date of first commercial sale of each Licensed Product, on a country-by-country and Licensed Product-by-Licensed Product basis, and in respect of any material sublicensing opportunity.

(b)	Royalty and Sublicense Fee Reports. Within ninety (90) days after the end of each calendar quarter, Licensee shall deliver to Licensor a statement, on a country-by-country and Licensed Product-by-Licensed Product basis, of the amount Gross Sales Consideration of Licensed Products and Sublicense Consideration during the applicable calendar quarter, a calculation of the amount of payments due on such amounts for such calendar quarter, any applicable royalty offsets under Section 4.3, and a revised calculation of the payment due after the application of such offsets. Along with such reports, Licensee shall pay Licensor all amounts due for such calendar quarter.

6.3 Exchange Rate. For Gross Sales Consideration outside the United States received in other than United States Dollars, the rate of exchange to be used in computing the amount of currency equivalent in United States Dollars shall be made at the rate of exchange published in the Wall Street Journal, Eastern Edition on the last business say of the applicable calendar quarter.

6.4 Books and Records. Licensee shall keep accurate books and accounts of record in connection with its sales of Licensed Products and its receipt of Sublicense Consideration. Licensee shall maintain its records regarding the foregoing for a period of four (4) years from the end of the calendar quarter in which the applicable amounts were received.

6.5 Audit. Licensor, at its expense, through an independent, nationally recognized certified public accountant reasonably acceptable to Licensee, shall have the right to access Licensee’s relevant books and records for the sole purpose of verifying Licensee’s payments to Licensor pursuant to this Agreement during any portion or all of the preceding four (4) years; such access shall be conducted after reasonable prior notice by Licensor to Licensee during Licensee’s ordinary business hours, shall not be more frequent than once during any calendar year and shall not include any books and records that were previously accessed pursuant to this Section 6.5. Such accountant shall execute a confidentiality agreement with Licensee in customary form and shall only disclose to Licensor whether Licensee paid Licensor the correct amounts pursuant to this Agreement during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that Licensee paid Licensor less than the amount properly due and such determination is not subject to a good faith dispute, then (a) Licensee shall promptly pay Licensor an amount equal to such underpayment and (b) if the amount underpaid exceeds ten percent (10%) of the amount actually due over the audited period, Licensee shall also reimburse Licensor for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). In the event such audit determines that Licensee paid Licensor more than the amount properly due, then Licensor shall promptly issue a refund to Licensee of such overpayment.

6.6 Audit Dispute. If Licensee disagrees with the results of an audit conducted in accordance with Section 6.5 (an “Audit Dispute”), Licensee shall provide Licensor with written notice of such Audit Dispute and the Parties shall work in good faith to resolve such Audit Dispute. If the Parties are unable to reach a mutually acceptable resolution of such Audit Dispute within thirty (30) days of Licensee providing such notice, the Audit Dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants (the “Auditor”). The decision of the Auditor shall be final, and whichever Party does not prevail in the Audit Dispute shall bear the costs of the Auditor. Within ten (10) days of the Auditor’s decision and in accordance with such decision, (a) Licensee shall pay the additional amounts or Licensor shall reimburse the excess payments, as applicable and (b) if the Auditor determines that Licensee underpaid Licensor by more than ten percent (10%) of the amount actually due over the audited period, Licensee shall also reimburse Licensor for the reasonable costs of the audit conducted under Section 6.5 (including the fees and expenses of the certified public accountant).

6.7 Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by Licensor and deducted by Licensee, from the sums otherwise payable by it hereunder, for payment to the proper tax authorities on behalf of Licensor. Licensee agrees to cooperate with Licensor in the event Licensor claims exemption from such withholding or seeks reductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing Licensor with receipts or other written evidence of payment of such withheld tax or other documents reasonably available to Licensee

7. TERM AND TERMINATION.

7.1. Term. Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect in each country of the Territory until the expiration of the last-to-expire Valid Claim in a Licensed Patent licensed under this Agreement in such country.

7.2. Termination for Convenience. Licensee shall have the right at any time to terminate this Agreement in its entirety by giving thirty (30) days advance notice thereof in writing to Licensor.

7.3. Termination for Cause. If a Party should breach or fail to perform any provision of this Agreement, then the other Party may give written notice of such default (Notice of Default) to the breaching Party. If the breaching Party fails to cure such default within ninety (90) days of notice thereof, the non-breaching Party shall have the right to terminate this Agreement and the licenses herein by a second written notice (“Notice of Termination”) to the breaching Party. If a Notice of Termination is sent to breaching Party, this Agreement shall automatically terminate on the effective date of such notice.

7.4. Effects of Termination. The termination or expiration of this Agreement shall not (a) relieve either Party of any obligation or liability that accrued prior to the effective date of such termination or expiration, (b) rescind, unwind, or otherwise affect any actions taken by Licensee or any payments made to Licensor under this Agreement prior to the effective date of termination or expiration, (c) impair or prejudice any rights, remedies, or claims of either Party that arose under this Agreement prior to such termination or expiration. For the avoidance of doubt, all provisions of this Agreement that by their nature are intended to survive termination or expiration shall remain in full force and effect in accordance with their term. Article 4 (Royalties and Sublicense Consideration), Section 5.4 (Expenses and Recoveries), Article 6 (Payments, Records, Audits), Article 7 (Term and Termination), Article 8 (Warranties; Disclaimers), Article 9 (Confidentiality), Section 10.2 (Common Interest; Shared Privilege), Article 11 (Governing Law; Dispute Resolution) and Article 12 (Miscellaneous) shall survive the termination or expiration of this Agreement for any reason.

7.5. Rights in Bankruptcy. All licenses and other rights granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the U.S. Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Licensee and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Licensee

8. WARRANTIES; DISCLAIMERS.

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)	Corporate Existence. As of the Effective Date, it is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b)	Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)	No Conflict. The execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which it is a party or by which it is bound

8.2 Additional Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows, as of the Effective Date:

(a)	Title; Encumbrances. Licensor is the sole owner of the entire right, title and interest in and to all Licensed Patents, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind. Licensor has the full and legal right and authority to license to Licensee the Licensed Patents.

(b)	No Conflicts. Licensor has not entered into any agreement with any Third Party that is in conflict with the rights granted to Licensee under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to Licensee under this Agreement, or that would otherwise materially conflict with or adversely affect Licensee’s rights under this Agreement. Licensor shall not enter into any agreement with any Third Party that is in conflict with the rights granted to Licensee under this Agreement and will not take any action that would in any way conflict with or adversely affect the rights granted to Licensee under this Agreement.

8.3 Disclaimers. Except as otherwise set forth in this Agreement, neither Party makes, and each Party hereby disclaims, any and all representations and warranties of any kind, express or implied, with respect to the subject matter of this Agreement, including limitation warranties of merchantability, fitness for a PARTICULAR purpose and non-infringement and any warranty arising out of prior course of dealing and usage of trade.

8.4 Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as (a) a warranty or representation by Licensor as to the validity or scope of any Licensed Patents; (b) an obligation on Licensee to bring or prosecute actions or suits against any Person; (c) an obligation on Licensor to furnish any know-how or technology to Licensee.

8.5 Limitation of Liability. In no event shall either Party be liable to the other Party for incidental, consequential, indirect, punitive or special damages arising out of or related to this Agreement, however caused, under any theory of liability, even if advised of the possibility of such damages; provided however, that this limitation shall not apply to damages resulting from a Party’s willful misconduct or gross negligence, or breach of the confidentiality obligations hereunder.

9. CONFIDENTIALITY.

9.1. Confidentiality. Each Party (i) shall use the non-public confidential information in respect of the business or technology (“Confidential Information”) of the other Party solely for the purpose of exercising its rights and fulfilling its obligations under this Agreement; (ii) shall protect and safeguard such Confidential Information from unauthorized use or disclosure with the same degree of care it employs to protect its own proprietary information of a similar nature, but in no event with less than a commercially reasonable degree of care; and (iii) shall not disclose or permit the disclosure of Confidential Information to any third party, except to its employees, agents, or consultants who have a legitimate need to know such information for the purposes of this Agreement and who are bound by confidentiality obligations no less restrictive than those set forth herein, without the express prior written consent of the disclosing Party. Notwithstanding the foregoing, neither Party shall be restricted from using or disclosing Confidential Information to the extent that it can demonstrate, through written records or other competent evidence, that such information: (i) was lawfully known to the receiving Party prior to disclosure by the disclosing Party and was not obtained in breach of any confidentiality obligation; (ii) is or becomes publicly available in the form supplied, other than as a result of any breach of this Agreement or wrongful act by the receiving Party; (iii) is lawfully received from a third party who is not under an obligation of confidentiality with respect to such information; or (iv) is required to be disclosed by law, regulation, or a valid order of a court or other governmental authority, provided that, to the extent legally permissible, the receiving Party shall give the disclosing Party prompt written notice of such requirement and shall cooperate in seeking confidential treatment or other appropriate protection for such information. The obligations of confidentiality, non-use, and non-disclosure set forth in this Section 9 shall remain in effect throughout the term of this Agreement and for a period of three (3) years following its termination or expiration, except with respect to trade secrets, which shall remain subject to these obligations for so long as they qualify as trade secrets under applicable law.

10. PATENT PROSECUTION AND MAINTENANCE

10.1. Prosecution. Licensor shall diligently prosecute and maintain the Licensed Patents at its own cost and expense using counsel of its choice reasonably acceptable to Licensee. Licensor’s counsel shall take instructions only from Licensor. Licensor shall keep Licensee reasonably informed regarding all material developments in the prosecution and maintenance of the Licensed Patents. Licensor shall provide Licensee with copies of all significant office actions, responses, and other substantive communications with patent offices in any jurisdiction, and shall give Licensee a reasonable opportunity to review and provide comments on material filings of any Licensed Patent. Licensor shall reasonably consider in good faith all input and recommendations provided by Licensee, but retains final decision-making authority over prosecution strategy. Licensee shall treat all prosecution-related documents, communications, and disclosures as Confidential Information under this Agreement and shall not use or disclose such information except as expressly permitted herein.

10.2. Common Interest; Shared Privilege. The Parties have a common legal interest in the prosecution, maintenance, enforcement and defense of Licensed Patents because both Parties desire to achieve, and would benefit from, valid and enforceable Licensed Patents and the monetary consideration from enforcement and monetization of the Licensed Patents. To that end, it is reasonable and necessary that the Parties work together, share communications and information, and coordinate various aspects of the patent prosecution, maintenance and enforcement process without jeopardizing or waiving the attorney-client privilege, the attorney work product protection, or other privilege or immunity that would otherwise exist. Therefore, the Parties may exchange and share information and materials with each other and with their respective counsel during the patent prosecution process and during the enforcement and monetization of the Licensed Patents without waiving any privilege or immunity by reason of that disclosure. The Parties intend that all communications made in connection with the patent prosecution, maintenance and enforcement process be privileged and protected from discovery by a common interest privilege to the fullest extent permitted by law. Any information shared under this Section 9.2 will be treated as Confidential Information of the disclosing party, and may be disclosed only to the Parties, their attorneys, and their employees who are engaged or involved in the patent prosecution, maintenance and enforcement process and subject to written obligations of confidence.

11. GOVERNING LAW; DISPUTE RESOLUTION.

10.1 Governing Law. This Agreement will be governed by and interpreted pursuant to the laws of the State of Texas, without regard to conflict of laws provisions.

10.2 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, including any breach, termination, or validity thereof, shall be finally settled by binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules & Procedures then in effect (the “Rules”). The arbitration shall be governed by the United States Federal Arbitration Act (“FAA”) and conducted in accordance with the FAA’s provisions. The seat of arbitration shall be Dallas, Texas, unless the Parties mutually agree to another location. The arbitration, including all filings, submissions, evidence, deliberations, and the final award, shall be strictly confidential. No Party shall disclose any information related to the arbitration, including the existence of the dispute, any materials submitted, or the final award, except as required by applicable law, court order, or regulatory authority. Any disclosure permitted by law shall be made in a manner that preserves the confidentiality of the proceedings to the maximum extent possible. The arbitral tribunal shall have the authority to grant any and all relief available under applicable law, including but not limited to specific performance, injunctive relief, damages, and attorneys’ fees. The final arbitral award shall be binding and enforceable in any court of competent jurisdiction under the FAA.

12. MISCELLANEOUS

12.1. Entire Agreement. This Agreement, together with its Exhibits, embodies the entire understanding of the Parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

12.2. Severability. In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provisions hereof, (ii) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and if the provision at issue is a commercial term, it shall be equitably reformed so as to maintain the overall economic benefits of the Agreement as originally agreed upon by the Parties and (iii) this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

12.3. Notices. Any notice or payment required to be given to either Party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party, (c) on the date of delivery if delivered by express delivery service such as Federal Express or DHL or (d) or as otherwise agreed upon in writing by the parties.

In the case of Licensee:

SIM IP Inc.

78 SW 7th Street, Suite 500

Miami, FL 33130

Email: notice@simip.io

In the case of Licensor:

Spectral AI, Inc.

2515 McKinney Ave Suite #1000

Dallas, TX, 75201

Email: vcapone@spectral-ai.com

12.4. Assignment. Neither Party may assign or transfer (voluntarily or involuntarily) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer of all of its rights and obligations under this Agreement without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, or in the event of a merger, sale of stock, sale of assets, reorganization, consolidation or similar transaction. Any successor or assignee of rights or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any attempted assignment or transfer by either Party in violation of the terms of this Section 10.2 shall be null, void and of no legal effect.

12.5. Waiver. It is agreed that failure to enforce any provisions of this Agreement by a Party shall not be deemed a waiver of any breach or default hereunder by the other Party. It is further agreed that no express waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.6. Force Majeure. A Party will not be liable or responsible to the other Party for loss or damages, nor will such other Party have any right to terminate this Agreement for any default or delay to the extent attributable to any circumstances beyond such Party’s reasonable control, which may include acts of God, fire, flood, earthquake, acts of war, acts of terrorism, blockage or embargo and the like (a “Force Majeure Event”); provided, however, that the Party affected by the Force Majeure Event will use commercially reasonable efforts to avoid and to promptly remedy such Force Majeure Event. The Party affected will give prompt written notice of such Force Majeure Event to the other Party

12.7. No Third Party Beneficiaries. None of the provisions of this Agreement are for the benefit of, or enforceable by, any Third Party. The agreements herein contained are made for the sole benefit of the Parties hereto and no other person is intended to or will have any rights or benefits hereunder, whether as a Third Party beneficiary or otherwise.

12.8. Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

12.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same document. Delivery of this Agreement in electronic format will have the same force and effect as delivery of signatures on the original Agreement, and each Party may use electronic signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.

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IN WITNESS WHEREOF, both Licensor and Licensee have executed this Agreement by their duly authorized representative.

SIM Tech Licensing LLC, by its manager		Spectral AI, Inc.
Sauvegarder Investment Management, Inc.

By	/s/ David Kutcher	By	/s/ Vincent S. Capone
	(Signature)		(Signature)

Name	David Kutcher	Name	Vincent S. Capone

Title	Chief Financial Officer	Title	CFO & General Counsel

Date	5/5/2025	Date	5/5/2025

EXHIBIT A: LICENSED PATENTS

Patent Application	Patent Number	Grant Date	Expiration Date	Patent Family
Tissue classification based on combined MSI and PPG	ZL201680076887.X China	November 12, 2021	April 28, 2036	SPCT.034*